                                                                   Exhibit 10.26

                      [Berthel Fisher & Company Letterhead]

                                                                 January 9, 2003

Mr. Gene Davis, CEO
Murdock Communications Corporation

Dear Gene:

     Pursuant to discussions in preparation of the filing of the S-4 for the merger of Murdock Communications Corporation ("MCC") and Polar Molecular Corporation ("Polar"), Berthel Fisher & Company Financial Services, Inc. ("BFCFS") has been requested to specify an amount for which BFCFS and Berthel Fisher & Company Management Corp. would settle all outstanding investment banking fees, success fees, office rental payments, expenses and other amounts due from MCC.

     Therefore, we make the following offer to settle all such amounts that may be outstanding as of the closing of the MCC/Polar merger or due in conjunction with the MCC/Polar merger.

          . 750,000 shares of MCC common stock, issuable immediately prior to the merger;
                                     - and -
          . Pursuant to our previous understanding, BFCFS is to receive up to $90,000 in cash for these fees, expenses, etc. from MCC loans from Polar with respect to funds raised in the Polar Additional Offering. With respect to this, BFCFS will take MCC common shares valued at $1/share for any cash shortfall related to this $90,000, issuable immediately prior to the merger.

     Gene, the current accrual of fees, expenses, etc. on MCC's books are roughly $510,000 + with, obviously, additions being accrued each month. We believe this would be the best way to handle for both parties.

     If this is agreeable to MCC, please acknowledge below and return a copy of this letter to my attention. If you have any questions, please contact me.

                                              Sincerely,


                                              /s/ Ronald O. Brendengen

                                              Ronald O. Brendengen
                                              Chief Financial Officer

cc:  Wayne Wright
     Nancy Davis

     Acknowledged and agreed this 23 day of January, 2003

MURDOCK COMMUNICATIONS CORPORATION


BY: /s/ Gene Davis
    -------------------------
    Gene Davis, CEO